Exhibit 99.2

INSTRUCTION FORM (ADMITTED INSTITUTIONS)

in relation to the recommended mixed exchange and cash offer by LGE Holdco VII B.V. to all holders of issued and outstanding ordinary shares with a nominal value of EUR 1.00 each in the capital of Ziggo N.V.

Tender Offer Closing Date: 17.40 hours, Amsterdam time, on 10 September 2014

Reference is made to the offer as described in the offer document of 27 June 2014 (“Offer Document”) LGE Holdco VII B.V. (the “Offeror”), for all issued and outstanding ordinary shares with a nominal value of EUR 1.00 each (the “Shares”) in the capital of Ziggo N.V.

Admitted institutions can submit this instruction form during the acceptance period (from and including 2 July 2014 until and including 10 September 2014 at 17.40 hours Amsterdam time, subject to an extension of the acceptance period as set out in the Offer Document).

ISIN NL0006294290

To:	ING BANK N.V. (acting through its subdivision ING Commercial Banking/Paying Agency Services)

Attn:	Paying Agency Services Bijlmerplein 888
1102 MG Amsterdam The Netherlands
	Tel:	+31 (0) 20 5636546 / 5636619
	Fax:	+31 (0) 20 5636959
	Email	iss.pas@ing.nl

1.	Instruction

The undersigned

Name:

Street:

Postal code/city:

Contact person:

Telephone No.:

Fax No:

Registration number (correspondent bank) at ESES (EGSP):

hereby tenders and undertakes to transfer (leveren) on the settlement date, as defined in the Offer Document dated 27 June 2014, under the terms and conditions set out in the Offer Document:

Number of Ziggo Shares (NL0006294290)

Resulting consideration to be paid in cash at EUR 11,00 per tendered share

Settlement of the Cash part

The cash part and fraction will be paid on settlement date via settlement against payment of the Ziggo shares offered for tender.

Expected number of shares and fractions

The expected number of shares of Liberty Global A

Remaining fraction entitlement of shares of Liberty Global A

The expected number of shares of Liberty Global C

Remaining fraction entitlement of shares of Liberty Global C

Settlement of the Shares part

Account details for delivery of Liberty Global A shares ISIN Code GB00B8W67662 and Liberty Global C shares ISIN Code GB00B8W67B19:

If you are a participant of DTC

Direct account number with DTC

If you are not a participant of DTC please insert below your correspondent bank’s registration number with DTC or institution’s registration number with DTC and your account number with such bank or institution.

The name of your correspondent bank or institution

DTC number of your correspondent bank

Your account number with your correspondent bank

If you wish to receive the Liberty Global A shares and Liberty Global C shares at Euroclear Bank Brussels

Your account number at Euroclear Bank Brussels

for further credit to account

The expected number of shares of Liberty Global A

Remaining fraction entitlement of shares of Liberty Global A

The expected number of shares of Liberty Global C

Remaining fraction entitlement of shares of Liberty Global C

The Liberty Global A shares and Liberty Global C shares will be delivered from ING’s Euroclear Bank account 40578. Delivery will be made free of payment, directly after receipt of the Ziggo shares, in DTC via JPMorgan Chase Bank, DTC 902, Euroclear Bank account number G54115 at JPMorgan Chase or directly to your account at Euroclear Bank Brussels.

After the Offer has been declared unconditional (gestanddoening) a confirmation will be sent with the full settlement details.

2.	Representation

The undersigned irrevocably represents and warrants to the Offeror that:

(i)	the tender of any Shares constitutes an acceptance by the Shareholder of the Offer with respect to the Shares so tendered, on and subject to the terms and conditions of the Offer;

(ii)	such Shareholder has full power and authority to tender, sell and deliver (leveren), the Shares stated to have been tendered to the Offeror (together with all rights attaching thereto) and, when the same are purchased by the Offeror for cash, the Offeror will acquire such Shares, with full title guarantee and free and clear of all third parties and restrictions of any kind;

(iii)	such Shareholder has not entered into any other agreement to tender, sell or deliver (leveren) the Shares stated to have been tendered to any party other than the Offeror;

(iv)	that it has read the Offer Document which contains the terms and conditions of the Offer and such Shares are being tendered in compliance with the restrictions as referred to in Section 4 (restrictions) and 5 (Important Information) of the Offer Document and the securities and other applicable laws or regulation of the jurisdiction(s) to which such Shareholder is subject, and no registration, approval or filing with any regulatory authority of such jurisdiction is required in connection with the tender of such Shares;

(v)	has properly authorised completion of this instruction form or, if it is not the beneficial owner, it irrevocably represents and warrants that (a) it has the tendered Shares in their administration or custody and (b) the beneficial owner has confirmed to it that the beneficial owner has properly authorised completion of this instruction form; and

(vi)	it will block the Shares tendered until they are transferred to:

ING BANK N.V.

ING Commercial Banking Paying Agency Services,

BIC INGBNL2SSMK,EGSP 29710, SUB-ACCOUNT 2024705007

on the settlement date.

This instruction form was executed in                      on                      2014.

Name:

Title: